Exhibit 99.1

FOR IMMEDIATE RELEASE:	August 6, 2007

NWN Reports Results for the Quarter & Six Months Ended June 30, 2007

Company announces formation of Palomar Gas Transmission joint venture

Financial & Operating Highlights

•	Year-to-date net income up 18 percent and earnings per share up 19 percent

•	Announced Palomar Gas Transmission Joint Venture to develop a new natural gas pipeline into Oregon

•	About 1.7 billion cubic feet (Bcf) of interstate gas storage capacity to be added to Mist field through development drilling

•	Moody’s Investors Service confirmed the company’s senior secured debt rating of A2 and changed the ratings outlook to positive from stable

•	Completed a $250 million syndicated credit facility

•	Reaffirmed earnings guidance for 2007 at $2.50 to $2.65 per share

PORTLAND, ORE.—Northwest Natural Gas Company, dba NW Natural (NYSE: NWN), reported net income for the second quarter ended June 30, 2007 of $2.6 million, or 10 cents per share, up from $2.0 million, or 7 cents per share in the same quarter of 2006.

For the six month period, net income was $50.7 million, or $1.86 per share, compared to $43.0 million or $1.56 per share for the first six months of 2006, representing a 19 percent increase in earnings per share.

“Our strong financial performance comes from continued solid customer growth in our utility operations, strong performance from our gas storage activities, and a constant focus on the fundamentals of the business,” said Mark Dodson, chief executive officer.

“While continuing to implement our new operations model, the company is looking ahead to future growth opportunities, including the proposed Palomar pipeline project, which is expected to add incremental earnings growth in the next decade and beyond. Our overall goals remain unchanged: to deliver high-quality service to existing and future customers, while generating a strong total return for shareholders.”

Second quarter financial and operating highlights

•	Higher net income and earnings per share

Net income in the second quarter of 2007 was $2.6 million or 10 cents per share, compared to $2.0 million or 7 cents per share in 2006. Results from utility operations are typically low during the second quarter due to the reduced use of natural gas in spring and early summer. The utility had a small net loss of $0.1 million, or less than 1 cent per share, compared to net income of $0.2 million, or 1 cent per share in the second quarter of 2006. Gas storage contributed $2.7 million in the second quarter of 2007, equal to 10 cents per share. This compares with $1.8 million in the second quarter of 2006, or 6 cents per share. Other non-utility activities resulted in a negligible gain for the quarter, compared to a small loss in 2006.

•	Palomar Gas Transmission LLC formed

On August 6, 2007, NW Natural and TransCanada Pipelines Limited (TransCanada) announced the formation of a joint venture to develop a new natural gas pipeline to serve Oregon and other western U.S. markets. If constructed, the new transmission line is scheduled to begin service in late 2011. Palomar Gas Transmission LLC (Palomar) was formed by NW Natural and Gas Transmission Northwest Corporation (GTN System), a subsidiary of TransCanada (NYSE, TSE: TRP), to develop, design, permit, construct and own the Palomar pipeline. Palomar will require approval from the Federal Energy Regulatory Commission (FERC) to build and operate the pipeline.

As contemplated, the 110-mile eastern section of the Palomar pipeline would connect the existing GTN System in north-central Oregon with NW Natural’s distribution system near Molalla, Oregon, 30 miles southeast of Portland. NW Natural has contracted for approximately 100 million cubic feet per day of capacity (100,000 Dth/day) on the eastern portion of the proposed Palomar pipeline for utility customers starting in 2011.

The Palomar project is being designed so that, if a liquefied natural gas (LNG) terminal is constructed on the Columbia River, the pipeline could be extended to approximately 220 miles in total length to serve the LNG terminal. NorthernStar Natural Gas, the developer of the proposed Bradwood Landing LNG terminal on the Columbia River, may elect to use capacity on the Palomar pipeline. NW Natural has also entered into an agreement with Palomar Gas Transmission for 100 million cubic feet per day of capacity (100,000 Dth/day) on the proposed western portion of the Palomar pipeline, if that section is built.

Palomar’s estimated investment for the initial 110-mile eastern section of the project is $300-350 million in current dollars, and $600-700 million to complete the full 220-mile pipeline. Initial development costs over the next two years are expected to total $25-30 million, primarily relating to permitting activities. TransCanada, through GTN, and NW Natural will be equal owners in the pipeline.

•	Mist field to add 1.7 Bcf of reserves

NW Natural continues to expand the Mist gas storage field in northwest Oregon with the drilling of the St. Helens reservoir earlier this year and the addition of new injection and withdrawal wells. When the project is complete in November, Mist’s storage capacity will increase from 14.1 billion cubic feet (Bcf) to 15.8 Bcf. The facility will also increase throughput to 515 million cubic feet of gas per day, up from about 440 million cubic feet of gas per day.

•	Customer growth remains strong in region

NW Natural’s customer growth continues at a rate higher than the national average. This growth is driven by new construction activity and conversions from other fuel sources. At June 30, 2007, the company had 640,641 customers, for a growth rate of 2.6 percent over the past 12 months.

•	Operational results on target

NW Natural’s total gas sales and transportation deliveries in the second quarter of 2007, excluding deliveries of gas stored for others, were 234 million therms, or 2 percent higher than the 230 million therms delivered in 2006, due mainly to higher residential and commercial customer usage during the period. Margin from utility operations was $59.1 million, 2 percent higher than the $58.0 million of utility margin in 2006. Sales to residential and commercial customers in the second quarter of 2007 were 103 million therms, 8 percent higher than last year’s 95 million therms, due primarily to higher usage in the period resulting from weather that was 22 percent colder than in 2006 and 2 percent colder than average. Residential and commercial sales contributed $51.2 million to margin, up 8 percent from a margin contribution of $47.3 million in 2006. The company’s weather normalization and decoupling mechanisms in Oregon reduced margin by $0.8 million in the second quarter of 2007, compared to a negligible reduction to margin from these mechanisms in the second quarter of 2006. Gas deliveries to industrial customers in the second quarter were 132 million therms, down 2 percent from 134 million therms last year, while margin in this sector was $7.5 million, slightly lower than last year’s industrial margin of $7.7 million.

NW Natural continues to provide gas storage services to customers in the interstate and intrastate gas markets from its Mist gas storage field, primarily using storage capacity that has been developed in advance of core utility customers’ requirements. Earnings from gas storage in the second quarter of 2007 were $2.7 million, or 10 cents per share, compared to $1.8 million, or 6 cents per share, in the second quarter of 2006. These results include income from gas storage services as well as income from a contract with an unaffiliated energy marketing company that optimizes the company’s unused storage and pipeline transportation capacity.

NW Natural has an annual Purchased Gas Adjustment (PGA) tariff in Oregon and Washington to reflect projected gas costs in customer rates. In Oregon, the company absorbs 33 percent of any excess cost of gas, or retains 33 percent of any gas cost savings, both as compared to the projected gas commodity prices built into rates. The company also retains 33 percent of the margin when it sells surplus gas commodity off-system, and credits 67 percent to customers.

For the second quarter of 2007, $2.4 million of gas cost savings were deferred for later credit to customers due to the company’s commodity cost sharing mechanism. NW Natural’s share of the commodity savings in the quarter contributed $0.8 million to margin in the period, equivalent to 2 cents per share of earnings. In Washington, 100 percent of all gas costs are passed through to customers.

•	Operations and maintenance costs kept in check

Operations and maintenance expenses in the second quarter of 2007 increased about 2 percent over last year. The increase was primarily due to higher employee benefit expenses and increased staffing related to a customer call center. Bad debt expense as a percent of revenues billed remained well below one percent (0.30 percent) for the 12 months ended June 2007.

According to Chief Financial Officer David Anderson, “We continue to see progress in keeping our O&M costs below our rate of growth as we implement our operations model changes. In addition, as announced last quarter, we committed to investing an additional $5 million in infrastructure, safety and reliability projects to take advantage of opportunities from our strong financial performance in the first quarter. We began making these investments in the second quarter, and anticipate making further improvements to our system over the balance of the year.”

•	Moody’s Investors Service changes company’s debt rating outlook to positive from stable and NW Natural completes $250 million credit facility

Moody’s Investors Service changed NW Natural’s ratings outlook to positive from stable in July 2007. According to Moody’s, the change in outlook reflects the company’s improving credit status as evidenced by the company’s growth in earnings, strong balance sheet and cash flows from operations, conservative financial management and manageable customer growth under a supportive regulatory framework. The company’s senior secured debt rating of A2, the senior unsecured debt rating of A3 and its commercial paper rating of P-1 were reaffirmed.

On May 31, 2007, NW Natural established a $250 million syndicated credit facility, which is used primarily to provide back-up support for notes issued under its commercial paper program. This credit facility, which has a five-year term, replaced credit lines totaling $200 million that were due to expire in 2010.

Year-to-date (six month) financial and operating highlights

•	Higher net income and earnings per share

For the six month period, net income increased 18 percent to $50.7 million or $1.86 per share, compared to $43.0 million, or $1.56 per share, in the same period in 2006. NW Natural’s utility operations contributed $46.0 million or $1.69 per share in the first six months of 2007, compared to $39.7 million, or $1.44 per share in 2006 for a 17 percent increase in earnings per share. Gas storage contributed $4.5 million in the period, or 16 cents per share, compared to $3.3 million in 2006, or 12 cents per share. Other non-utility activities resulted in net income of $0.2 million, or 1 cent per share, compared to $0.1 million, or less than 1 cent per share in 2006.

•	Operating results show higher sales and efficiency gains

NW Natural’s total gas sales and transportation deliveries in the first six months of 2007, excluding deliveries of gas stored for others, were 647 million therms, up 1.5 percent from 2006 due to higher residential and commercial volumes. Margin from utility operations was $194.7 million, compared to $180.4 million in 2006, or 8 percent higher than last year’s first six months.

Gas sales to residential and commercial customers in the first six months of 2007 were 363 million therms, up 4 percent from 2006 on strong customer growth and from weather that was 7 percent colder than last year but average for the period. Residential and commercial sales contributed $164.6 million to margin, up 5 percent from $157.4 million in 2006, due mainly to customer growth and colder weather than last year. The company’s weather normalization and decoupling mechanisms contributed a net $0.4 million to margin for the first six months of 2007. This compares to a margin contribution of $0.8 million from these mechanisms for the same period in 2006.

Gas deliveries to industrial customers in the first six months of 2007 were 284 million therms, down 1 percent from 288 million therms in the same period last year. Contribution to margin from sales and transportation in these markets was $15.9 million, compared to $16.2 million, down 2 percent from last year.

For the first six months of the year, $24.1 million of gas costs were deferred for later credit to customers due to the company’s commodity cost sharing mechanism. NW Natural’s share of the commodity savings contributed $10.6 million to margin for the first six months of the year, equivalent to 24 cents per share of earnings. All gas costs are passed through to customers in Washington.

•	Cash flows and capital structure

Cash provided by operations in the first six months of 2007 was $180.3 million, compared to $134.7 million in the same period in 2006. Cash flows reflect improved operating results, deferred gas costs and working capital differences. Cash used in investing activities totaled $52.5 million, up from $37.6 million in 2006, mainly reflecting increased investment in gas storage facilities.

NW Natural’s capitalization at June 30, 2007 reflected 52.2 percent common equity, 44.2 percent long-term debt, and 3.6 percent short-term debt, compared to 51.4 percent common equity, 41.4 percent long-term debt, and 7.2 percent short-term debt at June 30, 2006.

During the first half of the year, NW Natural repurchased 509,500 shares of its common stock as part of the company’s previously announced share repurchase program. As of June 30, 2007, the company had 26.8 million shares outstanding.

Outlook for 2007

NW Natural confirmed its prior estimate that its full-year earnings per share in 2007 will be in the range of $2.50 to $2.65. The company’s earnings guidance assumes normal weather for the remainder of the year, continued customer growth, benefits from cost reduction initiatives, no additional gains or losses on un-hedged gas positions, and no significant changes in current regulatory policies. The company continues to target long-term earnings per share growth of 5 percent or more and to maintain a dividend payout ratio of 60 to 70 percent of earnings.

Dividend Declaration

The Board of Directors of NW Natural on July 2, 2007 declared a quarterly dividend of 35.5 cents per share on the company’s common stock. The dividends will be paid August 15, 2007 to shareholders of record on July 31, 2007. The current indicated annual dividend is $1.42 per share.

Presentation of Results

In addition to presenting results of operations and earnings amounts in total, NW Natural has expressed certain measures in this press release on a cents per share and a diluted cents per share basis. These amounts reflect factors that directly impact the company’s earnings. NW Natural believes this per share information is useful because it enables readers to better understand the impact of these factors on its earnings.

Conference call arrangements

As previously reported, NW Natural will conduct a conference call and webcast starting at 8:00 a.m. Pacific Time (11 a.m. Eastern Time) on Aug. 6 to review the company’s financial results of operations for the three- and six-months ended June 30, 2007.

To hear the conference call live, dial 877-407-9210 from anywhere in the United States and 201-689-8049 from international points, including Canada. A replay of the call will be available until Aug. 30, 2007. To access the recording, please call 877-660-6853 and enter the account number (286) and conference identification pass code (245590). To hear the replay from international locations, please dial 201-612-7415.

To hear the conference by webcast, log on to NW Natural’s corporate website at www.nwnatural.com or through www.InvestorCalendar.com.

Forward Looking Statements

This report and other presentations made by NW Natural from time to time may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and other statements that are other than statements of historical facts. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis. However, each such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the factors described in Part I, Item 1A, “Risk Factors,” and “Forward-Looking Statements” following Part II, Item 7A, in the company’s 2006 Annual Report on Form 10-K, and in “Forward-Looking Statements” following Part I, Item 2, of the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, that could cause the actual results of the company to differ materially from those projected in such forward-looking statements.

All subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the company, also are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

About NW Natural

NW Natural is headquartered in Portland, Ore., and serves about 641,000 residential and business customers in Oregon and southwest Washington. It is the largest independent natural gas utility in the Pacific Northwest. NW Natural is also one of the fastest-growing local distribution companies in the nation. The company has approximately $1.9 billion in total assets, which includes more than 15.8 Bcf of underground gas storage capacity within its service territory at Mist, Ore. The company has rate mechanisms in place that help to protect revenues from warmer than average weather and declining consumption. NW Natural has increased its dividends paid on common stock for 51 consecutive years.

Investor Contact:

Bob Hess, 503-220-2388

Bob.Hess@nwnatural.com

or

Press Contact:

Steve Sechrist, 503-220-2594

sms@nwnatural.com

NORTHWEST NATURAL GAS COMPANY

Comparative Income Statement

(Consolidated - Unaudited)

	Three Months Ended
(Thousands, except per share amounts)	06/30/07	06/30/06	Increase	% Change
Gross Operating Revenues	$183,249	$170,979	$12,270	7%
Net Income	$2,617	$1,994	$623	31%

Average Shares of Common Stock Outstanding	26,999	27,563	(564)	(2)%
Basic Earnings Per Share of Common Stock	$0.10	$0.07	$0.03	43%
Diluted Earnings Per Share of Common Stock	$0.10	$0.07	$0.03	43%

	Six Months Ended
(Thousands, except per share amounts)	06/30/07	06/30/06	Increase	% Change
Gross Operating Revenues	$577,340	$561,370	$15,970	3%
Net Income	$50,692	$43,027	$7,665	18%

Average Shares of Common Stock Outstanding	27,114	27,574	(460)	(2)%
Basic Earnings Per Share of Common Stock	$1.87	$1.56	$0.31	20%
Diluted Earnings Per Share of Common Stock	$1.86	$1.56	$0.30	19%

	Twelve Months Ended
(Thousands, except per share amounts)	06/30/07	06/30/06	Increase	% Change
Gross Operating Revenues	$1,029,142	$1,009,412	$19,730	2%
Net Income	$71,080	$60,149	$10,931	18%

Average Shares of Common Stock Outstanding	27,310	27,567	(257)	(1)%
Basic Earnings Per Share of Common Stock	$2.60	$2.18	$0.42	19%
Diluted Earnings Per Share of Common Stock	$2.59	$2.18	$0.41	19%

NORTHWEST NATURAL GAS COMPANY

Consolidated Balance Sheets (unaudited) Thousands	June 30, 2007	June 30, 2006
Assets:
Plant and property:
Utility plant	$2,002,460	$1,914,301
Less accumulated depreciation	595,195	557,632

Utility plant - net	1,407,265	1,356,669

Non-utility property	57,061	41,094
Less accumulated depreciation and amortization	7,392	6,452

Non-utility property - net	49,669	34,642

Total plant and property	1,456,934	1,391,311

Current assets:
Cash and cash equivalents	4,899	6,636
Accounts receivable	45,656	44,782
Accrued unbilled revenue	18,434	16,657
Allowance for uncollectible accounts	(2,975)	(3,814)
Regulatory assets	18,871	25,692
Fair value of non-trading derivatives	4,538	15,967
Inventories:
Gas	52,615	76,667
Materials and supplies	9,245	9,546
Prepayments and other current assets	10,186	47,648

Total current assets	161,469	239,781

Investments, deferred charges and other assets:
Regulatory assets	190,145	103,851
Fair value of non-trading derivatives	1,388	9,598
Other investments	48,950	54,962
Other	9,015	9,448

Total investments, deferred charges and other assets	249,498	177,859

Total assets	$1,867,901	$1,808,951

Capitalization:
Common stock	$350,360	$383,103
Earnings invested in the business	262,209	229,684
Accumulated other comprehensive income (loss)	(2,292)	(1,911)

Total common stock equity	610,277	610,876

Long-term debt	517,000	492,000

Total capitalization	1,127,277	1,102,876

Current liabilities:
Notes payable	42,100	55,800
Long-term debt due within one year	—	29,500
Accounts payable	66,254	76,804
Taxes accrued	16,101	13,886
Interest accrued	2,820	2,878
Regulatory liabilities	42,473	21,711
Fair value of non-trading derivatives	18,115	18,311
Other current and accrued liabilities	25,858	17,299

Total current liabilities	213,721	236,189

Deferred credits and other liabilities:
Deferred income taxes and investment tax credits	208,978	224,861
Regulatory liabilities	205,838	189,983
Pension and other postretirement benefit liabilities	55,533	17,946
Fair value of non-trading derivatives	6,585	7,726
Other	49,969	29,370

Total deferred credits and other liabilities	526,903	469,886

Commitments and contingencies (see Note 11)	—	—

Total capitalization and liabilities	$1,867,901	$1,808,951

NORTHWEST NATURAL GAS COMPANY

Consolidated Statements of Cash Flows (unaudited) Thousands (six months ended June 30)	2007	2006
Operating activities:
Net income	$50,692	$43,027
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	33,757	31,792
Deferred income taxes and investment tax credits	(2,051)	(3,453)
Undistributed earnings from equity investments	(198)	(59)
Deferred gas savings (costs) - net	20,461	(1,620)
Non-cash expenses related to qualified defined benefit pension plans	2,108	2,883
Deferred environmental costs	(4,069)	(3,586)
Income from life insurance investments	(905)	(1,797)
Other	(1,832)	5,787
Changes in working capital:
Accounts receivable and accrued unbilled revenue - net	105,548	105,238
Inventories of gas, materials and supplies	16,268	(52)
Income taxes receivable	—	13,234
Prepayments and other current assets	8,855	5,739
Accounts payable	(47,636)	(58,483)
Accrued interest and taxes	(5,233)	1,121
Other current and accrued liabilities	4,528	(5,084)

Cash provided by operating activities	180,293	134,687

Investing activities:
Investment in utility plant	(40,845)	(41,186)
Investment in non-utility property	(14,378)	(236)
Proceeds from life insurance	56	892
Other	2,658	2,953

Cash used in investing activities	(52,509)	(37,577)

Financing activities:
Common stock issued, net of expenses	1,389	1,556
Common stock repurchased	(23,631)	(1,608)
Long-term debt retired	(29,500)	(8,000)
Change in short-term debt	(58,000)	(70,900)
Cash dividend payments on common stock	(19,257)	(19,030)
Other	347	365

Cash used in financing activities	(128,652)	(97,617)

Increase (decrease) in cash and cash equivalents	(868)	(507)
Cash and cash equivalents - beginning of period	5,767	7,143

Cash and cash equivalents - end of period	$4,899	$6,636

Supplemental disclosure of cash flow information:
Interest paid	$18,652	$19,052
Income taxes paid	$33,000	$9,520

NORTHWEST NATURAL GAS COMPANY

Financial Highlights

(Unaudited)

Second Quarter - 2007

	3 Months Ended June 30,			6 Months Ended June 30,			12 Months Ended June 30,
(Thousands, except per share amounts)	2007	2006	% Change	2007	2006	% Change	2007	2006	% Change
Gross Operating Revenues	$183,249	$170,979	7%	$577,340	$561,370	3%	$1,029,142	$1,009,412	2%
Cost of Sales	114,744	105,036	9%	360,213	360,435	—	647,934	651,262	(1)%
Revenue Taxes	4,387	4,196	5%	14,001	13,724	2%	25,117	24,581	2%

Net Operating Revenues	64,118	61,747	4%	203,126	187,211	9%	356,091	333,569	7%

Operating Expenses:
O&M	28,420	27,909	2%	57,259	56,156	2%	115,663	115,196	—
General Taxes	5,351	6,066	(12)%	13,168	13,639	(3)%	23,948	24,844	(4)%
D&A	16,972	15,962	6%	33,757	31,792	6%	66,400	62,930	6%

Total Operating Expenses	50,743	49,937	2%	104,184	101,587	3%	206,011	202,970	1%

Income from Operations	13,375	11,810	13%	98,942	85,624	16%	150,080	130,599	15%
Other Income and Expense - net	(481)	410	(217)%	57	928	(94)%	1,263	1,663	(24)%
Interest Charges - net of amounts capitalized	8,801	9,184	(4)%	18,368	19,039	(4)%	38,576	38,288	1%
Income Tax Expense	1,476	1,042	42%	29,939	24,486	22%	41,687	33,825	23%

Net Income	$2,617	$1,994	31%	$50,692	$43,027	18%	$71,080	$60,149	18%

Common Shares Outstanding:
Average for Period - basic	26,999	27,563		27,114	27,574		27,310	27,567
Average for Period - diluted	27,164	27,611		27,261	27,621		27,441	27,621
End of Period	26,815	27,547		26,855	27,547		26,855	27,547

Earnings per Share:
Basic	$0.10	$0.07	43%	$1.87	$1.56	20%	2.60	2.18	19%
Diluted	$0.10	$0.07		$1.86	$1.56		2.59	2.18

Dividends Paid Per Share	$0.355	$0.345		$0.710	$0.690		$1.41	$1.36
Book Value Per Share - end of period	$22.72	$22.18		$22.72	$22.18		$22.72	$22.18
Market Closing Price - end of period	$46.19	$37.03		$46.19	$37.03		$46.19	$37.03

Balance Sheet Data - end of period:
Total Assets	$1,867,901	$1,808,951		$1,867,901	$1,808,951		$1,867,901	$1,808,951
Common Stock Equity	$610,277	$610,876		$610,277	$610,876		$610,277	$610,876
Long-Term Debt (including amounts due in one year)	$517,000	$521,500		$517,000	$521,500		$517,000	$521,500

Operating Statistics:
Total Customers - end of period	640,641	624,545	2.6%	640,641	624,545	2.6%	640,641	624,545	2.6%

Gas Deliveries (therms)
Res. & Comm. Customers	102,854	95,097		362,555	349,734		638,169	624,854
Industrial Firm	11,692	15,518		27,609	39,556		55,024	76,852
Industrial Interruptible	20,760	25,256		46,424	67,820		91,340	145,478
Transportation	99,094	93,707		210,303	180,404		417,493	338,987

Total	234,400	229,578		646,891	637,514		1,202,026	1,186,171

Gas Revenues
Res. & Comm. Customers	$136,914	$127,604		$482,094	$454,965		$854,263	$803,953
Industrial Firm	12,140	14,823		28,795	37,999		57,782	72,295
Industrial Interruptible	17,595	20,384		39,726	55,736		77,097	112,487
Transportation	3,497	3,037		7,088	5,844		14,044	10,993
Other Revenues	8,098	1,402		11,166	(38)		11,365	(2,902)

Total	$178,244	$167,250		$568,869	$554,506		$1,014,551	$996,826

Cost of Gas Sold	$114,732	$105,007		$360,194	$360,391		$647,884	$651,218
Revenue Taxes	$4,387	$4,196		$14,001	$13,724		$25,117	$24,581
Net Operating Revenues (Utility Margin)	$59,125	$58,047		$194,674	$180,391		$341,550	$321,027

Degree Days
Average (25-year average)	683	683		2,550	2,550		4,265	4,265
Actual	698	572		2,550	2,386		4,253	4,143
Colder (Warmer) than Average	2%	(16)%		—	(6)%		—	(3)%